                                                                    EXHIBIT 11.1

                      COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amounts)



                                                                              Years Ended December 31
                                                                       --------------------------------------
                                                                          2001          2000          1999
                                                                       ----------    ----------    ----------
COMPUTATION OF BASIC NET LOSS PER SHARE:
         Net loss                                                      $ (120,954)   $  (38,982)   $  (46,055)
                                                                       ==========    ==========    ==========

   Weighted average shares of common stock outstanding                     27,011        24,285        15,144
                                                                       ==========    ==========    ==========

   Basic net loss per share                                            $    (4.48)   $    (1.61)   $    (3.04)
                                                                       ==========    ==========    ==========

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                            $ (120,954)   $  (38,982)   $  (46,055)
   Preferred stock dividends not incurred upon assumed conversion of
     preferred stock                                                           --           262            82
                                                                       ----------    ----------    ----------

   Loss available to common stockholders assuming conversion of
     subsidiary's preferred stock                                      $ (120,954)   $  (38,720)   $  (45,973)
                                                                       ==========    ==========    ==========

   Weighted average number of shares of common stock and common stock equivalents outstanding-
       Weighted average shares of common stock outstanding                 27,011        24,285        15,144
       Weighted average number of common stock equivalents
         applicable to stock options, warrants and subsidiary's
         preferred stock                                                      552         1,113           562
                                                                       ----------    ----------    ----------

   Common stock and common stock equivalents                               27,563        25,398        15,706
                                                                       ==========    ==========    ==========

   Diluted net loss per common stock and common stock equivalents(a)   $    (4.39)   $    (1.53)   $    (2.93)
                                                                       ==========    ==========    ==========
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         (a)      This calculation is submitted in accordance with Item
                  601(b)(11) of Regulation S-K although it is not required by
                  SFAS No. 128 because it is antidilutive.